As filed with the Securities and Exchange Commission on April 14, 2020

Registration No. 333-215642

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MIMECAST LIMITED

(Exact name of registrant as specified in its charter)

Bailiwick of Jersey	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Peter Bauer

Chief Executive Officer

1 Finsbury Avenue

London EC2M 2PF

United Kingdom

+44 0207 847 8700

(Address and telephone number of Registrant’s principal executive offices)

Mimecast North America, Inc.

191 Spring Street

Lexington, MA 02421

+1 617 393 7000

Attention: Rafeal Brown

(Name, address, and telephone number of agent for service)

Copies to:

Michael J. Minahan Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Tel: (617) 570-1000	Robert P. Nault Mimecast North America, Inc. 191 Spring Street Lexington, MA 02421 +1 617 393 7000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company   ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form F-3 (the “Registration Statement”), File No. 333-215642, of Mimecast Limited, a company incorporated under the laws of the Bailiwick of Jersey (the “Registrant”), filed with the Securities and Exchange Commission (“SEC”) on January 20, 2017 and declared effective by the SEC on March 14, 2017. The Registration Statement registered (a) the offer and sale from time to time of an indeterminate amount of securities of the Registrant, including ordinary shares, nominal value $0.012 per share of the Registrant (“Ordinary Shares”), representing an aggregate maximum offering price not to exceed $50,000,000 (the “Primary Offering Securities”) and (b) for resale by certain selling shareholders named therein of up to 20,539,000 Ordinary Shares (the “Secondary Offering Securities”). The Registrant confirms that no securities have been sold pursuant to the Registration Statement.

The registration of all unsold Primary Offering Securities under the Registration Statement expired pursuant to Rule 415(a)(5) under the Securities Act of 1933, as amended, on March 14, 2020, which was the third anniversary of the initial effective date of the Registration Statement. Additionally, the Registrant no longer qualified as a “foreign private issuer” as such term is defined in Rule 405 under the Securities Act of 1933, as amended, as of April 1, 2018 and as such was no longer eligible to offer securities on a Form F-3 registration statement as of such date. The Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 in order to deregister all of the Secondary Offering Securities registered under the Registration Statement that remain unsold as of the date hereof, and following such deregistration there shall be no registered Ordinary Shares under the Registration Statement as of the date hereof.

In accordance with the Registrant’s undertaking in Part II, Item 10 of the Registration Statement, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 to deregister all of the Ordinary Shares remaining unsold under the Registration Statement and such Ordinary Shares are hereby deregistered.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom on April 14, 2020.

MIMECAST LIMITED

By:	/s/ Peter Bauer
Peter Bauer
Chief Executive Officer and Director

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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